                                                                  EXHIBIT 21.1


SUBSIDIARIES OF REGISTRANT               STATE OF INCORPORATION
--------------------------               ----------------------
The Vine Street Trust Company            Kentucky

VST Financial Services, Inc.             Kentucky

HNB Bank, N.A.                           Chartered by the Office of the
                                         Comptroller  of the Currency

Jefferson Banking Company                Kentucky

First & Peoples Bank                     Kentucky

Alliance Bank, FSB                       Chartered by the Office of Thrift
                                         Supervision

Cardinal Data Service Corporation        Kentucky

Mutual Insurance Agency, Inc.            Kentucky

Mutual Service Corporation               Kentucky